Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333−136666
October [●], 2007

STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
Accelerated Market Participation Securities (“AMPS”) Linked to a Portfolio of Indices Due: October [●], 2009
INVESTMENT HIGHLIGHTS

•   2 year term to maturity.
•   The Notes are not principal protected.
•   Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by S&P).
•   Issue Price: 100.00% of the principal amount ($1,000 per Note) ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
•   The Notes are linked to the performance of an equally-weighted portfolio comprised of the following three equity indices: (1) the S&P 500® Index (the “SPX”); (2) the Dow Jones EURO STOXX 50® Index (the “SX5E”); and (3) the Nikkei 225TM Stock Index (the “NKY”) (each such index a “Component” and together the “Portfolio”). The weighting of each Component within the Portfolio is fixed at 1/3 and will not change during the term of the Notes unless one or more Components are modified during the term of the Notes.
•   The Cash Settlement Value will be based on the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return. The “Portfolio Return” is calculated as the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one. The “Final Portfolio Value” equals the Portfolio Value on the Valuation Date and the “Initial Portfolio Value” equals the Portfolio Value on the Pricing Date, or 100, in each case as determined by the Calculation Agent.
•   The Participation Rate is [135.00]%.
•   If, on the Valuation Date, the Portfolio Return is greater than or equal to zero, the Cash Settlement Value for each Note will be equal to the principal amount of the Note, plus the product of: (i) $1,000 multiplied by (ii) the Portfolio Return, multiplied by (iii) the Participation Rate.
•   If, on the Valuation Date, the Portfolio Return is less than zero, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the Final Portfolio Value divided by the Initial Portfolio Value. In this case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        BEAR, STEARNS & CO. INC.
STRUCTURED PRODUCTS GROUP
                   (212) 272-6928

STRUCTURED PRODUCTS GROUP

GENERAL TERMS

This free writing prospectus relates to a Note offering linked to the performance of an equally-weighted portfolio comprised of the following three equity indices: (1) the S&P 500® Index (the “SPX”); (2) the Dow Jones EURO STOXX 50® Index (the “SX5E”); and (3) the Nikkei 22TM Stock Index (the “NKY”) (each such index a “Component” and together the “Portfolio”). The weighting of each Component within the Portfolio is fixed at 1/3 and will not change during the term of the Notes unless one or more Components are modified during the term of the Notes. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part.

Defined terms not defined herein shall have the same meaning as in the Pricing Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	A1 / A+ (Moody’s / S&P)
CUSIP NUMBER:	073928Y31
ISSUE PRICE:	100.00% of the Principal Amount (99.00% for investors who purchase a Principal Amount of at least $1,000,000).
PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter
SELLING PERIOD ENDS:	October [●], 2007
SETTLEMENT DATE:	October [●], 2007
MATURITY DATE:	October [●], 2009 (for a term of approximately 24 months). The Maturity Date is subject to adjustment as described in the Pricing Supplement.
COMPONENTS:
The Notes are linked to the performance of an equally-weighted portfolio comprised of the following three equity indices: (1) the S&P 500® Index (the “SPX”); (2) the Dow Jones EURO STOXX 50® Index (the “SX5E”); and (3) the Nikkei 225TM Stock Index (the “NKY”) (each such index a “Component” and together the “Portfolio”).

COMPONENT SPONSORS:
Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) as the sponsor of the S&P 500® Index, STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group as the sponsor of the Dow Jones EURO STOXX 50® Index, and Nihon Keizai Shimbun, Inc. as the sponsor of the Nikkei 225TM Stock Index are hereinafter referred to as “Component Sponsors.”

CASH SETTLEMENT VALUE:	An amount in cash that depends upon the Portfolio Return.

If, on the Valuation Date, the Portfolio Return is greater than or equal to zero, the Cash Settlement Value is equal to the $1,000 principal amount of the Notes, plus the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) the Participation Rate.

If, on the Valuation Date, the Portfolio Return is less than zero, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the Final Portfolio Value divided by the Initial Portfolio Value.

PORTFOLIO RETURN:	An amount determined by the Calculation Agent and calculated as the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one.
FINAL PORTFOLIO VALUE:	Equals the Portfolio Value on the Valuation Date as determined by the Calculation Agent.
INITIAL PORTFOLIO VALUE:	Equals the Portfolio Value on the Pricing Date, or 100.
PORTFOLIO VALUE:	On the Valuation Date, is calculated as follows:

VALUATION DATE:	October [●], 2009; the Valuation Date is subject to adjustment as described in the Pricing Supplement.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

FINAL LEVEL:
As of the Valuation Date and for each Component, the closing index level as reported by the relevant Component Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX, Bloomberg Page SX5E <Index> <Go> with respect to the SX5E; and Bloomberg Page NKY <Index> <Go> with respect to the NKY.

VALUATION DATE:	October [●], 2009. The Valuation Date is subject to adjustment as described in the Pricing Supplement.
INITIAL LEVEL:
Means (i) [●] with respect to the SPX; (ii) [●] with respect to the SX5E; (iii) and [●] with respect to the NKY, in each case, representing the closing level of the respective Component on the Pricing Date.

INTEREST:	The Notes will not bear interest.
PARTICIPATION RATE:	[135.00]%
PRICING DATE:	October [●], 2007

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated October 1, 2007 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated October 1, 2007 (subject to completion):
http://www.sec.gov/Archives/edgar/data/777001/000114420407052053/v089112_424b2.htm

•	Prospectus Supplement dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006:
http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE EXAMPLES OF CASH SETTLEMENT VALUE

The following hypothetical examples are for illustrative purposes and are not indicative of the future performance of the Components, the Portfolio or the future value of the Notes. The following hypothetical examples demonstrate the hypothetical Cash Settlement Value of a Note based on the assumptions outlined below. The hypothetical examples do not purport to be representative of every possible scenario concerning increases or decreases in the Components or the Portfolio Value. You should not construe these examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. Numbers may be rounded for ease of use. The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

ASSUMPTIONS:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Level for the SPX is equal to 1,525.00.

•	The Initial Level for the SX5E is equal to 4,400.00.

•	The Initial Level for the NKY is equal to 16,500.00.

•	All returns are based on a 24-month term, pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Example 1: At maturity, the Final Portfolio Value is greater than the Initial Portfolio Value.

In this example, the Portfolio Value generally increases relative to the Initial Portfolio Value over the term of the Notes. On the Valuation Date, the Final Levels for the SPX, SX5E, and NKY are 1,760.00, 4,713.00, and 29,507.00, respectively. On the Valuation Date, the Final Portfolio Value is equal to 133.78, as calculated below:

The Final Portfolio Value equals the following:
 = 133.78

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

In this example, using the formula below, the Cash Settlement Value will equal $1,456.03.

Cash Settlement Value

Example 2: At maturity, the Final Portfolio Value is less than the Initial Portfolio Value.

In this example, the Portfolio Return on the Valuation Date is less than zero. On the Valuation Date, the Final Levels for the SPX, SX5E, and NKY are 1,291.00, 3,635.00, and 11,586.00, respectively. On the Valuation Date, the Final Portfolio Value is equal to 79.16, as calculated below:

The Final Portfolio Value equals the following:
  = 79.16

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

In this example, since the Portfolio Return would be less than zero, the Cash Settlement Value for each Note, using the formula below, would be $791.60.

Cash Settlement Value

Example 3: During the term of the Notes, the levels of the Components fluctuate and at maturity the Final Portfolio Value is slightly greater than the Initial Portfolio Value.

In this example, during the term of the Notes the levels of the Components fluctuate and the Portfolio Return on the Valuation Date is slightly greater than zero. On the Valuation Date, the Final Levels for the SPX, SX5E, and NKY are 2,093.00, 4,642.00, and 9,950.00, respectively. On the Valuation Date, the Final Portfolio Value is equal to 101.02, as calculated below:

The Final Portfolio Value equals the following:
= 101.02

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

In this example, using the formula below, the Cash Settlement Value will equal $1,013.77.

Cash Settlement Value

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Summary of Illustrative Examples 1-3 Reflecting the Relevant Cash Settlement Value
	Example 1	Example 2	Example 3
Initial Portfolio Value	100.00	100.00	100.00
Hypothetical Final Portfolio Value	133.78	79.16	101.02
Portfolio Return (expressed as a percentage)	33.78%	-20.84%	1.02%
Upside Participation Rate	135%	135%	135%
Hypothetical Return on Investment	45.60%	-20.84%	1.38%
Cash Settlement Value per Note	$1,456.03	$791.60	$1,013.77

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Possible loss of principal—The Notes are not principal protected. If, on the Valuation Date, the Portfolio Return is less than zero, the Cash Settlement Value you will receive will be less than the initial offering price. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

•
No current income—We will not pay any interest on the Notes. The yield on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same Maturity Date from an issuer with a comparable credit rating.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Components; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•
The Components may not move in tandem—At a time when the level of one or more of the Components increases, the level of one or more of the other Components may decline. Therefore, in calculating the Portfolio Return, increases in the level of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Components.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the level of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in the Pricing Supplement.

BEAR, STEARNS & CO. INC.